UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
February 17, 2010
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     Cardiac Science Corporation (the “Company”) recently received a warning letter from the United States Food and Drug Administration (the “FDA”) related to the FDA’s inspection of the Company which took place during the latter part of the third quarter of 2009.
     The FDA’s letter asserts that the Company is not in compliance with various Current Good Manufacturing Practice (“CGMP”) requirements under applicable FDA regulations. Among other things, the letter notes inadequacies in the voluntary field corrective action announced by the Company on November 13, 2009 relating to a component issue that potentially affects approximately 300,000 Powerheart and CardioVive AED products previously sold by the Company. This field corrective action consists of a software update that the Company intends to begin making available to customers of the affected devices in February 2010. The FDA has asserted that this corrective action is inadequate since it is intended to improve the products’ ability to detect the potential component problem, but is not designed to prevent component failure. The letter also asserts other inadequacies, including the Company’s procedures relating to the evaluation, investigation and follow up of complaints, procedures to verify the effectiveness of corrective and preventative actions and procedures relating to certain design requirements.
     We are required to provide a prompt written response to the FDA’s warning letter. The Company is investigating the issues and observations identified in the letter. We are in ongoing discussions with the FDA, and are preparing our response. The Company takes these matters seriously, is dedicated to public health and is committed to meeting its legal obligations and responding to the FDA’s concerns. If we are unable to correct the inadequacies asserted in the FDA’s letter or otherwise satisfy the FDA’s concerns, we may be subject to regulatory action by the FDA, including seizure, injunction and/or civil monetary penalties. Any such actions could significantly disrupt our ongoing business and operations and have a material adverse impact on our financial position and operating results.
     In connection with the voluntary product recall announced by the Company on February 3, 2010, the Company experienced an interruption in the shipment of certain of its AED products during the first quarter of 2010. Shipments have now resumed. We believe, however, that the interruption in shipments, combined with the related distraction among our sales force and in the market, has resulted in a reduction of new product orders during the first quarter of 2010 that will likely result in a reduction in revenue of approximately 10%-20% compared to what we expected for this period.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President and Chief Financial Officer

Dated: February 17, 2010